Exhibit 10.1
AMENDMENT NO. 1
COPPER CONCENTRATES SALES AGREEMENT
AMONG
GLENCORE LTD. (“Buyer”)
AND
TERRANE METALS CORP. (“Seller”)
AND
THOMPSON CREEK METALS COMPANY INC. (“Guarantor”)

Amendment dated as of July 10, 2013

The Parties agree to amend Section 8.2 of the Agreement dated August 13, 2012 as follows:

8.2    Payment of Total Compensation
Total Compensation for each Parcel shall be paid by Buyer in two stages as follows:
(a)    Buyer shall make a provisional payment of 90 per cent of the Provisional Invoice value (the "Provisional Payment") no later than 25 calendar days after each Parcel’s bill of lading date against presentation of the following documents (“Shipping Documents”):
(i)    Seller’s original Provisional Invoice the amount of which shall be calculated in accordance with Section 8.3;
(ii)    full set (3/3) of original, clean on board ocean bills of lading blank endorsed marked ‘freight prepaid’ or ‘payable as per Charter Party’;
(iii)    original insurance certificate drawn in accordance with Article 6;
(iv)    Seller’s Provisional Weight, Moisture and Assay Certificate; and
(v)    Seller’s certificate of origin.
(b)    Buyer shall make a final payment equal to the amount, if any, by which Total Compensation exceeds the amount of the Provisional Payment on or before the fifth Business Day after receipt by Buyer of Seller’s Final Invoice by facsimile or e-mail as contemplated in Section 8.4 (the “Final Payment”).

All other terms and conditions of the Agreement are unchanged.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

GLENCORE LTD.

By:	/s/ Neil Fleischman
Name:	Neil Fleischman
Title:	Trader

TERRANE METALS CORP.

By:	/s/ Mark Wilson
Name:	Mark Wilson
Title:	Chief Commercial Officer

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Kevin Loughrey
Name:	Kevin Loughrey
Title:	Chief Executive Officer

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